Option Exchange

Commencement Date: **June 9, 2023**

Expiration Time: **July 10, 2023 at 11:59 PM Eastern Time**

Rent the Runway, Inc. (the "Company," "Rent the Runway," "RTR," "our," "us," or "we") is offering eligible employees, individual consultants and non-employee directors the opportunity to exchange certain outstanding options for new restricted stock units, each representing the right to receive one share of our Class A common stock (the "replacement RSUs"), calculated in accordance with a specified exchange ratio.

We are making this exchange offer upon the terms, and subject to the conditions, set forth in the Offer to Exchange Certain Eligible Outstanding Options for a Number of Replacement Restricted Stock Units and in the related Terms of Election. We refer to this exchange offer as the "Option Exchange."

Resources

Click on any of the links below to learn more.

- Schedule TO
- Offer to Exchange
- Offer to Exchange - FAQs
- Terms of Election
- Email to All Eligible Service Providers
- Form of Email Confirmation to Eligible Service Providers
- Form of Email Regarding Final Exchange Ratio
- Presentation to Service Providers

The PDF documents above require Adobe Acrobat Reader. If necessary you can download it from Adobe.

Make My Election

You have **31 days** left to elect whether to keep your eligible stock options or exchange some or all of them.

Before you make your election, we encourage you to carefully read the offering materials in the Resources section.

Election Form

Note only eligible options may be exchanged pursuant to the Option Exchange. For these purposes, "eligible options" are those options under our Amended and Restated 2021 Incentive Award Plan, 2019 Stock Incentive Plan and 2009 Stock Incentive Plan that remain outstanding and unexercised prior to the completion of the Option Exchange. Options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement RSUs.

Need Help?

Contact renttherunway@infiniteequity.com

The Option Exchange is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge on this Option Exchange website or at www.sec.gov. You should read these materials carefully because they contain important information about the Option Exchange, including risks related thereto.


Election Form

Indicate your decision to tender your eligible stock options for exchange by selecting the "Exchange" choice in the Election column.

If you do not want to tender one or more of your eligible stock options for exchange, select the "Do Not Exchange" choice in the Election column for those particular stock options.

If you do not select the "Exchange" choice with respect to an eligible stock option, your election with respect to an eligible stock option will default to "Do Not Exchange", in that event, the eligible stock option will not be exchanged.

You may not tender only a portion of an eligible stock option grant.

Option Exchange

Commencement Date: **June 9, 2023**

Expiration Time: **July 10, 2023 at 11:59 PM Eastern Time**

Value Calculator Resources

Grant Date	Grant ID	Award Type	Per Share Exercise Price	Total Outstanding Shares Underlying Option Grant[*]	Vested Options as of 7/10/2023[**]	Hypothetical Replacement RSU Range[***]	Election
9/15/2016	DEMOGRANT1	Options (ISO)	$7.02	10,000	6,875	2,631 - 5,000	
12/6/2020	DEMOGRANT2	Options (ISO)	$7.01	25,000	17,187	6,578 - 12,500	
10/28/2021	DEMOGRANT3	Options (ISO)	$21.00	19,044	7,814	5,011 - 9,522	

[*]This column displays the number of shares of our Class A common stock or Class B common stock, as applicable, subject to the stock option grant as of July 10, 2023 (assuming no exercise or early termination occurs, through July 10, 2023).

[**]This column displays the number of vested shares of our Class A common stock or Class B common stock, as applicable, subject to the stock option grant as of July 10, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through July 10, 2023).

[***]The specific final exchange ratio will be determined by the Compensation Committee of our Board of Directors at the close of trading on the last business day prior to the Expiration Time (currently scheduled for July 10, 2023). The exchange ratio cannot be calculated as of now because it will be based in part on the future value of our Class A common stock and our eligible options during and near the end of the Option Exchange. We currently expect that an exchange ratio between 2.0 and 3.8 to 1.0 (2.0-3.8 : 1.0) will be selected by the Compensation Committee using a Black-Scholes valuation model, meaning that for every 2.0 to 3.8 eligible options surrendered, a participant will receive one replacement RSU (with any fractional replacement RSUs rounded down to the nearest whole share on a grant-by-grant basis). However, because the exchange ratio will be based in part on the future value of our Class A common stock, which is inherently difficult to predict, the final exchange ratio selected by the Compensation Committee could fall outside of this range. For example, if the trailing 20-Day volume weighted average price (the "20-Day VWAP") is between $1.00 - $2.00, the exchange ratio could potentially fall within a range as high as 2.5-4.1 to 1.0 and, conversely, if the 20-Day VWAP is between $4.00 - $5.00, the exchange ratio could potentially fall within a range as low as 1.7-2.1 to 1.0. Furthermore, the exchange ratio will represent an amount that would result, as of the determination time, in the issuance of a number of replacement RSUs that would have an aggregate fair value equal to a specific amount between 90% to 100% of the aggregate fair value of all eligible options, and not on a grant-by-grant basis (assuming all eligible options are exchanged). As such, on an individual grant basis, the number of replacement RSUs that you receive may not have a fair value equal to 90% to 100% of the fair value of the eligible options that you exchanged.

Note only eligible options may be exchanged pursuant to the Option Exchange. For these purposes, "eligible options" are those options under our Amended and Restated 2021 Incentive Award Plan, 2019 Stock Incentive Plan and 2009 Stock Incentive Plan that remain outstanding and unexercised prior to the completion of the Option Exchange. Options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement RSUs.

Please refer to the Option Exchange documents, including Section 8 of the Offer to Exchange, for additional terms. If you have any questions, please contact legal@renttherunway.com.

Back Next

The Option Exchange is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge on this Option Exchange website or at www.sec.gov. You should read these materials carefully because they contain important information about the Option Exchange, including risks related thereto.


Value Calculator

The Value Calculator has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from the hypothetical number of replacement RSUs to be granted pursuant to the Option Exchange if you choose to exchange your eligible stock options. The Value Calculator also does not take into account all of the factors that you should consider in deciding whether to participate in the Option Exchange. For example, because the specific final exchange ratio will be determined by the Compensation Committee of our Board of Directors until after the close of trading on the last business day prior to the Expiration Time (currently scheduled for July 10, 2023), the Value Calculator uses a hypothetical exchange ratio of 2.0-3.8 : 1.0 which does not yet reflect the future value of our Class A common stock and our eligible options near the end of the Option Exchange. For example, if the 20-Day VWAP is between $1.00 - $2.00, the exchange ratio could potentially fall within a range as high as 2.5-4.1 to 1.0 and, conversely, if the 20-Day VWAP is between $4.00 - $5.00, the exchange ratio could potentially fall within a range as low as 1.7-2.1 to 1.0.

Furthermore, the exchange ratio will represent an amount that would result, as of the determination time, in the issuance of a number of replacement RSUs that would have an aggregate fair value equal to a specific amount between 90% to 100% of the aggregate fair value of all eligible options, and not on a grant-by-grant basis (assuming all eligible options are exchanged). As such, on an individual grant basis, the number of replacement RSUs that you receive may not have a fair value equal to 90% to 100% of the fair value of the eligible options that you exchanged.

Note that you will be able to profit from the replacement RSUs only if they actually vest. Therefore, even if the Value Calculator shows that the potential profit on the replacement RSUs is greater than for an eligible option at the assumed prices you enter, you would be able to profit from the replacement RSUs only if they actually vest. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result.

See value of awards at: 33.73

Exchange ratio (Currently expected to be 2.0-3.8 : 1.0): 2.0

Elections Resources

	Eligible Option Grant			Hypothetical Replacement RSU Grant		
Grant Date	Eligible Stock Options	Exercise Price	Value[1]	Replacement RSUs	Break-even Price	Value[1]
9/15/2016	10,000	$7.02	$267,100	5,000	$14.04	$168,650
12/6/2020	25,000	$7.01	$668,000	12,500	$14.02	$421,625
10/28/2021	19,044	$21.00	$242,430	9,522	$42.00	$321,177
Total	54,044		$1,177,530	27,022		$911,452

[1]Value is based on the hypothetical stock price of our Class A common stock and hypothetical exchange ratio entered above by you.


9/15/2016 Grant Values
Original
Replacement
$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
Value ($)
$5.27 $5.62 $5.97 $6.32 $6.67 $7.02 $7.37 $7.72 $8.07 $8.42 $8.77 $9.12 $9.47 $9.82 $10.17 $10.52 $10.87 $11.22 $11.57 $11.92 $12.27 $12.62 $12.97 $13.32 $13.67 $14.02 $14.37 $14.72 $15.07 $15.42
Stock Price ($)

Back

The Option Exchange is being made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission, which are available to you free of charge on this Option Exchange website or at www.sec.gov. You should read these materials carefully because they contain important information about the Option Exchange, including risks related thereto.

Important Legal Notification: The Value Calculator is not a financial or tax planning tool and information received using the Value Calculator does not constitute a recommendation as to whether or not to participate in the Option Exchange. The simulations are hypothetical and do not reflect your personal tax or financial circumstances. You should consult your tax, financial and legal advisors for advice related to your specific situation. Additionally, in the Value Calculator, the Company makes no forecast or projection regarding the final exchange ratio, the value of the replacement RSUs that will be granted in the Option Exchange or as to the future market price of the Company's Class A common stock, which may increase or decrease. You are responsible for verifying the accuracy of any information that you enter into the Value Calculator.


Resources

Elections Value Calculator

File	Description
RTR - Schedule TO.pdf	Schedule TO
RTR - Offer to Exchange.pdf	Offer to Exchange
RTR - Announcement Email to All Eligible Service Providers.pdf	Announcement Email to All Eligible Service Providers
RTR - Form of Reminder Email.pdf	Form of Reminder Email
RTR - Terms of Election.pdf	Terms of Election
RTR - Form of Email Confirmation to Eligible Service Providers.pdf	Form of Email Confirmation to Eligible Service Providers
RTR - Form of Email Regarding Final Exchange Ratio.pdf	Form of Email Regarding Final Exchange Ratio
RTR - Option Exchange - FAQs.pdf	Option Exchange - FAQs
RTR - Presentation to Service Providers.pdf	Presentation to Service Providers

Back


Elections Complete

Finished

Rent the Runway has received your election via Rent the Runway's Option Exchange website by which you elected to accept or reject Rent the Runway's offer to exchange certain outstanding stock options for restricted stock units ("RSUs") with respect to some or all of your outstanding eligible stock option grants, subject to the terms and conditions of the Offer to Exchange (the "Option Exchange").

Your election has been recorded as follows:

Name: Demo User
Employee ID: DEMO1
Date and Time: 06/8/2023 12:36 PM Eastern Time

Grant Date	Grant ID	Award Type	Per Share Exercise Price	Total Outstanding Shares Underlying Option Grant*	Vested Options as of 7/10/2023**	Hypothetical Replacement RSU Range***	Election
9/15/2016	DEMOGRANT1	Options (ISO)	$7.02	10,000	6,875	2,631 - 5,000	Exchange
12/6/2020	DEMOGRANT2	Options (ISO)	$7.01	25,000	17,187	6,578 - 12,500	Exchange
10/28/2021	DEMOGRANT3	Options (ISO)	$21.00	19,044	7,814	5,011 - 9,522	Exchange

*This column displays the number of shares of our Class A common stock or Class B common stock, as applicable, subject to the stock option grant as of July 10, 2023 (assuming no exercise or early termination occurs, through July 10, 2023).

**This column displays the number of vested shares of our Class A common stock or Class B common stock, as applicable, subject to the stock option grant as of July 10, 2023 (assuming vesting in accordance with the applicable vesting schedule, and no exercise or early termination occurs, through July 10, 2023).

***The specific final exchange ratio will be determined by the Compensation Committee of our Board of Directors at the close of trading on the last business day prior to the Expiration Time (currently scheduled for July 10, 2023). The exchange ratio cannot be calculated as of now because it will be based in part on the future value of our Class A common stock and our eligible options during and near the end of the Option Exchange. We currently expect that an exchange ratio between 2.0 and 3.8 to 1.0 (2.0-3.8 : 1.0) will be selected by the Compensation Committee using a Black-Scholes valuation model, meaning that for every 2.0 to 3.8 eligible options surrendered, a participant will receive one replacement RSU (with any fractional replacement RSUs rounded down to the nearest whole share on a grant-by-grant basis). However, because the exchange ratio will be based in part on the future value of our Class A common stock, which is inherently difficult to predict, the final exchange ratio selected by the Compensation Committee could fall outside of this range. For example, if the trailing 20-Day volume weighted average price (the "20-Day VWAP") is between $1.00 - $2.00, the exchange ratio could potentially fall within a range as high as 2.5-4.1 to 1.0 and, conversely, if the 20-Day VWAP is between $4.00 - $5.00, the exchange ratio could potentially fall within a range as low as 1.7-2.1 to 1.0. Furthermore, the exchange ratio will represent an amount that would result, as of the determination time, in the issuance of a number of replacement RSUs that would have an aggregate fair value equal to a specific amount between 90% to 100% of the aggregate fair value of all eligible options, and not on a grant-by-grant basis (assuming all eligible options are exchanged). As such, on an individual grant basis, the number of replacement RSUs that you receive may not have a fair value equal to 90% to 100% of the fair value of the eligible options that you exchanged.

Note only eligible options may be exchanged pursuant to the Option Exchange. For these purposes, "eligible options" are those options under our Amended and Restated 2021 Incentive Award Plan, 2019 Stock Incentive Plan and 2009 Stock Incentive Plan that remain outstanding and unexercised prior to the completion of the Option Exchange. Options that expire pursuant to their terms prior to the completion of the Option Exchange are forfeited and not eligible to be exchanged for replacement RSUs.

Please refer to the Option Exchange documents, including Section 8 of the Offer to Exchange, for additional terms. If you have any questions, please contact legal@renttherunway.com.

If you change your mind regarding your election, you may change your election to accept or reject the Option Exchange with respect to some or all of your eligible stock option grants by submitting a new election. However, any election must be made on a grant-by-grant basis and no partial exchanges of separate option grants will be permitted. The new election must be delivered via Rent the Runway's Option Exchange website at www.myoptionexchange.com, no later than the completion date, currently expected to be 11:59 PM Eastern Time, on July 10, 2023 (unless the offer is extended).

Only elections that are properly completed, electronically signed, dated and actually received by Rent the Runway via the Option Exchange website at www.myoptionexchange.com on or before the completion date of the Option Exchange will be accepted. Elections submitted by any other means, including hand delivery, interoffice, email, U.S. mail or Federal Express (or similar delivery service), are not permitted.

Please note that our receipt of your election is not by itself an acceptance of your stock options for exchange. For purposes of the Option Exchange, we will be deemed to have accepted stock options for exchange that are validly elected to be exchanged and are not properly withdrawn as of the time when we give written notice to the eligible participants generally of our acceptance of stock options for exchange. We may issue this notice of acceptance by press release, email or other form of communication. Stock options accepted for exchange will be cancelled, and the Replacement RSUs will be granted on the Replacement RSUs grant date, which is expected to occur on the first business day following the day of the expiration time (unless the offer is extended).

This notice does not constitute the Option Exchange. The full terms of the Option Exchange are described in (1) the Offer to Exchange Certain Eligible Outstanding Options for a Number of Replacement Restricted Stock Units; (2) the email to all eligible service providers with additional information about the Option Exchange from Rent the Runway; and (3) the Terms of Election. You may access these documents free of charge through the U.S. Securities and Exchange Commission's website at www.sec.gov, on Rent the Runway's Option Exchange website at www.myoptionexchange.com, or by contacting Rent the Runway by email at legal@renttherunway.com.

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